CONTACTS

Douglas J. Pauls	C. Edward Jordan, Jr.
Chief Financial Officer	Executive Vice President

(856) 751-9000

COMMERCE BANCORP
REPORTS QUARTERLY RESULTS

October 25, 2007 – Cherry Hill, New Jersey – Commerce Bancorp, Inc. (NYSE Symbol: CBH) reports a net loss of $47.9 million for the quarter ended September 30, 2007, due primarily to an investment portfolio restructure.  Commerce also reports increased assets, deposits and loans.

THIRD QUARTER FINANCIAL HIGHLIGHTS

September 30, 2007

			% Change
Total Assets:	$50.0	Billion	15%
Core Deposits:	$44.8	Billion	16%
Total (Net) Loans:	$16.9	Billion	16%
Total Revenues:	$350.8	Million	(26)%
Net Loss:	$(47.9)	Million	(160)%
Net Loss Per Share:	$(.24)		(159)%

Financial Summary

Balance Sheet

Deposits:

•	Core deposits increased $6.2 billion, up 16%, for the prior 12 months, while total deposits increased $6.4 billion, or 16%, for the prior 12 months.

•	Annualized core deposit growth per store was $15 million.

•	Comparable store core deposit growth was 15%.

•	Commercial core deposits grew 19% to $18.2 billion.

•	New York City core deposits increased to $7.3 billion, up 25%.

Loans:

•	Net loans grew $2.3 billion, or 16%, to $16.9 billion.

Third Quarter Results

During the third quarter, the Company transferred approximately $7.4 billion of primarily fixed-rate investment securities from its available for sale portfolio to a trading portfolio as part of an investment portfolio restructure.  To reduce its exposure to changes in interest rates, the Company intends to sell the securities in the trading portfolio during the fourth quarter of 2007 and reinvest those proceeds in short-term, floating rate, AAA-rated securities. In connection with the transfer, the Company recorded a pre-tax loss of approximately $175.3 million.

Primarily as a result of two residential development credits being moved to non-accrual status, the Company’s third quarter provision for loan losses totaled $26.0 million, an increase of $13.5 million over the second quarter of 2007.

Included in the Company’s third quarter results are pre-tax losses of approximately $4.1 million related to the Company’s equity method investments.

The investment portfolio restructure, the additional provision for loan losses and the net losses on the Company’s equity method investments amounted to after tax charges of approximately $121.4 million, or $.61 per share, during the third quarter.

As a result of these charges, third quarter net loss was $47.9 million and net loss per share was $.24.

Expansion

•	During the first nine months of 2007, the Company opened 29 new stores.
•	In 2007, the Company expects to open a total of +/- 50 stores, which will increase total stores to approximately 480.
•	The Company has received approval for six branches from the OCC since June 29, 2007.

The Commercial Bank

	9/30/07	9/30/06	$ Increase	% Increase
	(dollars in millions)
Commercial Core Deposits:	$18,180	$15,214	$2,966	19%
Commercial Loans:	10,798	9,274	1,524	16

Lending

Loans increased 16% to $17.1 billion from the third quarter of 2006 and the growth was widespread throughout all loan categories.

Regional Loan Growth:

	9/30/07	9/30/06	$ Increase	% Increase	% of Total Growth
	(dollars in millions)
Metro New York	$8,861	$7,445	$1,416	19%	60%
Metro Philadelphia	7,353	6,742	611	9	26
Metro Washington	354	156	198	126	8
Southeast Florida	490	354	136	38	6

Total:	$17,058	$14,697	$2,361	16%	100%

Loan Composition:

	9/30/07	% of Total	9/30/06	% of Total	$ Increase	% Increase
	(dollars in millions)
Commercial	$4,706	28%	$3,873	26%	$833	22%
Owner-Occupied RE	3,086	18	2,729	19	357	13
Total Commercial	7,792	46	6,602	45	1,190	18
Consumer	6,261	37	5,424	37	837	15
Commercial Real Estate	3,005	17	2,671	18	334	12
Total Loans	$17,058	100%	$14,697	100%	$2,361	16%

The loan-to-deposit ratio was 37% at September 30, 2007.

Asset Quality

	Quarter Ended
	9/30/07	6/30/07	9/30/06

Non-Performing Assets/Assets	.20%	.12%	.11%
Net Loan Charge-Offs	.23%	.18%	.09%
Reserve for Credit Losses/Gross Loans	1.09%	1.04%	1.05%
Non-Performing Loan Coverage	190%	334%	341%
Non-Performing Assets/Capital
and Reserves	3%	2%	2%

Non-performing assets and loans past due 90 days at September 30, 2007 totaled $101.9 million, or .20% of total assets, versus $56.9 million, or .12% of total assets, at June 30, 2007 and $47.8 million, or .11% of total assets, at September 30, 2006.

The increase in non-performing assets was primarily the result of two residential development credits, totaling approximately $34.5 million, which were transferred to non-accrual during the quarter. As a result, the Company’s third quarter provision for loan losses totaled $26.0 million, an increase of $13.5 million over the amount recorded in the second quarter of 2007.

Income Statement

	Three Months Ended			Nine Months Ended
	9/30/07	9/30/06	% Change	9/30/07	9/30/06	% Change
	(dollars in thousands, except per share data)
Total Revenues:	$350,808	$472,527	(26)%	$1,362,612	$1,373,352	(1)%
Total Expenses:	404,435	343,469	18	1,155,115	992,587	16
Net (Loss)/Income:	(47,911)	79,669	(160)	106,928	236,486	(55)
Net (Loss)/Income
Per Share:	$(.24)	$.41	(159)	$.54	$1.23	(56)

Balance Sheet

	9/30/07	9/30/06	$ Increase	% Increase
	(dollars in millions)
Total Assets:	$49,994	$43,304	$6,690	15%
Total Loans (Net):	16,881	14,551	2,330	16
Core Deposits:	44,751	38,539	6,212	16
Total Deposits:	46,534	40,142	6,392	16

Regional Deposit Growth

 Core deposit growth by region is as follows:

	# of Stores	9/30/07	9/30/06	$ Increase	% Increase	Average Store Size	Annualized Growth/ Store
	(dollars in millions)
Northern New Jersey	148	$12,900	$11,952	$948	8%	$87	$7
New York City	61	7,300	5,827	1,473	25	120	26
Long Island/Westchester/CT	55	4,934	3,640	1,294	36	90	26
Metro New York	264	$25,134	$21,419	$3,715	17%	$95	$15
Metro Philadelphia	156	18,610	16,496	2,114	13	119	15
Metro Washington	21	536	370	166	45	26	10
Southeast Florida	16	471	254	217	85	29	21
Total Core Deposits	457	$44,751	$38,539	$6,212	16%	$98	$15
Total Deposits		$46,534	$40,142	$6,392	16%	$102	$15

Metro New York remains the Company’s largest and fastest growing market with core deposits of $25.1 billion, an increase of 17% over the third quarter of 2006.

Comparable Store Core Deposit Growth

Comparable store deposit growth is measured as the year-over-year percentage increase in core deposits for stores open one year or more at the balance sheet date.

	Core Deposit Growth
	# of Stores	Comp Store Increase

Metro Philadelphia	151	12%
Northern New Jersey	134	8
New York City	50	25
Long Island/Westchester/CT	47	29
Metro Washington	12	27
Southeast Florida	8	43
Total	402	15%

Core Deposits

Core deposit growth by type of account is as follows:

	9/30/07	9/30/06	$ Change	% Change	3rd Quarter Cost of Funds
	(dollars in millions)
Demand	$9,190	$8,650	$540	6%	0.00%
Interest Bearing Demand	20,277	15,693	4,584	29	3.69
Savings	10,956	10,620	336	3	2.90
Subtotal	40,423	34,963	5,460	16%	2.63%

Time	4,328	3,576	752	21	4.55
Total Core Deposits:	$44,751	$38,539	$6,212	16%	2.82%

Core deposit growth by type of customer is as follows:

	9/30/07	% Total	9/30/06	% Total	$ Increase	% Increase
	(dollars in millions)
Consumer	$18,206	41%	$15,702	41%	$2,504	16%
Commercial	18,180	40	15,214	39	2,966	19
Government	8,365	19	7,623	20	742	10

Total	$44,751	100%	$38,539	100%	$6,212	16%

Net Income and Net Income Per Share

Net loss totaled $47.9 million for the third quarter of 2007, compared to net income of $79.7 million for the third quarter of 2006.  On a diluted per share basis, net loss for the third quarter of 2007 was $.24 compared to net income of $.41 for the third quarter of 2006.

For the first nine months of 2007, net income totaled $106.9 million, compared to $236.5 million for the first nine months of 2006.  On a diluted per share basis, net income for the first nine months of 2007 was $.54 compared to $1.23 for the first nine months of 2006.

The Company’s net results for the third quarter and first nine months of 2007 were impacted by the $175.3 million pre-tax loss related to the investment portfolio restructure, as well as the increased third quarter provision for loan and lease losses.  In addition, included in the Company’s results for the third quarter and first nine months of 2007 are $4.1 million and $11.6 million, respectively, of net losses related to the Company’s equity method investments.

	Three Months Ended			Nine Months Ended
	9/30/07	9/30/06	% Change	9/30/07	9/30/06	% Change
	(dollars in thousands, except per share data)
Net (Loss)/Income:	$(47,911)	$79,669	(160)%	$106,928	$236,486	(55)%
Net (Loss)/Income Per Share:	$(.24)	$.41	(159)	$.54	$1.23	(56)%

Net Interest Income and Net Interest Margin

Net interest income for the third quarter totaled $347.1 million, an 8% increase over the $322.0 million recorded a year ago.  For the first nine months of 2007, the Company recorded net interest income of $1.0 billion, an 8% increase over the $948.8 million earned in the first nine months of 2006.  The increase in net interest income during the quarter and first nine months was due to volume increases in interest earning assets resulting from the Company’s continued deposit growth.

The net interest margin for the third quarter of 2007 decreased to 3.13%, compared to 3.22% for the second quarter of 2007, and was down 14 basis points from the 3.27% margin for the third quarter of 2006.

On a tax equivalent basis, the Company recorded $354.0 million in net interest income in the third quarter of 2007, an increase of $25.8 million or 8% over the third quarter of 2006.  Net interest income on a tax equivalent basis of $1.0 billion was earned in the first nine months of 2007, an increase of $77.7 million or 8% over the first nine months of 2006.

Net Interest Income and Rate/Volume Analysis

As shown below, the increase in net interest income on a tax equivalent basis was due to volume increases in the Company’s earning assets, which were fueled by the Company’s continued deposit growth.  The Company’s continuing ability to grow deposits produces net interest income growth, despite rate compression.

	Net Interest Income
September 2007 vs. 2006	Volume Increase	Rate Change	Total Increase	% Increase
	(dollars in thousands)

Quarter	$38,931	$(13,090)	$25,841	8%
First Nine Months	$134,456	$(56,796)	$77,660	8%

Non-Interest Income

Excluding net investment securities losses, non-interest income for the third quarter of 2007 increased to $179.0 million from $150.6 million a year ago, a 19% increase.  On the same basis, non-interest income for the first nine months of 2007 increased to $512.2 million from $424.5 million a year ago, a 21% increase.  The increases in non-interest income are primarily attributable to the increase in deposit charges and service fees of 23% and 26% for the third quarter and first nine months of 2007, respectively.

Non-interest income for the third quarter and the first nine months of 2007 is more fully depicted below:

	Three Months Ended			Nine Months Ended
	9/30/07	9/30/06	% Change	9/30/07	9/30/06	% Change
	(dollars in thousands)
Deposit Charges & Service Fees	$119,771	$97,436	23%	$341,890	$271,370	26%
Other Operating Income:
Commerce Banc Insurance	21,860	21,189	3	67,594	63,706	6
Commerce Capital Markets	6,938	6,851	1	22,243	20,348	9
Operating Lease Revenue	4,994	4,347	15	15,045	11,324	33
Loan Brokerage Fees	2,106	2,386	(12)	7,710	6,505	19
Other	23,360	18,348	27	57,691	51,262	13
Total Other Operating Income	59,258	53,121	12	170,283	153,145	11
Subtotal	179,029	150,557	19	512,173	424,515	21
Net Investment Securities Losses	(175,343)	-	-	(172,464)	-	-
Total Non-Interest Income	$3,686	$150,557	(98)%	$339,709	$424,515	(20)%

Non-Interest Expenses

Non-interest expenses for the third quarter of 2007 were $404.4 million, up 18% from $343.5 million a year ago.  Non-interest expenses for the first nine months of 2007 were $1.2 billion, up 16% from $992.6 million a year ago.  The increases in non-interest expenses for the third quarter and nine months ended September 30, 2007 were widespread throughout non-interest expense categories, reflecting the Company’s store expansion program.

Included in non-interest expenses are increased FDIC assessments of $5.9 million and $14.2 million for the third quarter and first nine months of 2007, respectively, compared to the same periods a year ago.  Excluding these amounts, the Company’s non-interest expenses would have increased by 16% and 15% for the third quarter and first nine months of 2007, respectively, as compared to the prior year.

Investments

At September 30, 2007, total investments increased to $29.1 billion.  Detailed below is information regarding the composition and characteristics of the Company’s investment portfolio at September 30, 2007. The table excludes investments held in the trading portfolio at Commerce Capital Markets, which amounted to $110.0 million at September 30, 2007 and are primarily short-term tax-exempt notes.

Product Description	Trading	Available For Sale	Held to Maturity	Total
	(in millions)
Mortgage-backed Securities:
Federal Agencies Pass Through
Certificates (AAA Rated)	$1,427	$447	$1,882	$3,756
Collateralized Mortgage
Obligations (AAA Rated)	5,160	6,208	10,428	21,796
Obligations of State and
Political Subdivisions/Other	613	710	2,131	3,454
Total	$7,200	$7,365	$14,441	$29,006

Duration (in years)	5.09	3.67	4.07	4.22
Average Life (in years)	6.81	6.18	6.17	6.34
Quarterly Average Yield	5.92%	5.70%	5.37%	5.54%

At September 30, 2007, the after tax depreciation of the Company’s available for sale portfolio was $40.5 million.

Capital Resources

Stockholders’ equity at September 30, 2007 increased to $2.9 billion, a $222.3 million increase, or 8% over stockholders’ equity of $2.7 billion at September 30, 2006.

Return on average stockholders equity (ROE) for the third quarter and nine months ending September 30, 2007 and 2006 is shown in the table below.  ROE for the third quarter and nine months ending September 30, 2007 were impacted by the investment portfolio restructure, provision for loan losses and net losses related to the Company’s equity method investments.

Three Months Ended                                    Nine Months Ended
9/30/07                         9/30/06                      9/30/07                      9/30/06
(6.47)%                         12.06%                      4.89%                      12.61%

At September 30, 2007, the Company’s book value per share was $14.68, a 6% increase over the book value per share of $13.85 at September 30, 2006.

The Company’s capital ratios at September 30, 2007 were as follows:

		Regulatory Guidelines
	Commerce	“Well Capitalized”

Leverage Ratio	5.81%	5.00%
Tier I	11.24%	6.00%
Total Capital	12.00%	10.00%

New Stores

During the third quarter of 2007, the Company added 15 new stores, increasing the total stores to 457.  During the last three years, the Company has added 160 of its 457 stores.

Stores opened during the third quarter were as follows:

Metropolitan New York

Location	County
Green Brook	Somerset (NJ)
Larchmont Village	Westchester (NY)
City Hall	New York (NY)
North Arlington	Bergen (NJ)
Shelton	Fairfield (CT)
Pelham Parkway	Bronx (NY)
Shirley	Suffolk (NY)
Oakland	Bergen (NJ)
Morristown	Morris (NJ)

Metropolitan Washington, D.C.

Location	County
Germantown	Montgomery (MD)
Leesburg	Loudoun (VA)

Southeastern Florida

Location	County
Coral Springs/University	Broward (FL)
Deerwood	Miami-Dade (FL)
Coral Gables	Miami-Dade (FL)
Riviera Beach	Palm Beach (FL)

Merger Agreement with The Toronto-Dominion Bank (“TD”)

On October 2, 2007, the Company and TD entered into an Agreement and Plan of Merger (the Merger Agreement), pursuant to which TD will acquire the Company and the Company will become a wholly-owned subsidiary of TD.  The board of directors of the Company approved the Merger Agreement and has adopted a resolution recommending the approval of the Merger Agreement by the Company’s shareholders.  The Company has agreed to put the merger agreement before the shareholders for their approval.  When it becomes available, Commerce shareholders are urged to read the proxy statement/prospectus regarding the merger that will be filed with the Securities and Exchange Commission (SEC).  The proxy statement/prospectus will contain additional information about the merger and the special meeting of Commerce shareholders that will be held to vote on the merger agreement.  Subject to customary closing conditions, the merger is expected to close in March or April 2008.

Other Matters

Commerce has been advised that an investigation is being conducted by the Staff of the SEC.  Commerce has further been advised that the scope of the investigation will include, but not necessarily be limited to, transactions with its current and former officers, directors, and related parties, including transactions involving bank premises.  Commerce is fully cooperating with the SEC with respect to the investigation.

Forward-Looking Statements

The Company may from time to time make written or oral “forward-looking statements”, including statements contained in the Company’s filings with the SEC, in its reports to shareholders and in other communications by the Company, which are made in good faith by the Company pursuant to the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995.

These forward-looking statements include statements with respect to the Company’s beliefs, plans, objectives, goals, expectations, anticipations, estimates and intentions, that are subject to significant risks and uncertainties and are subject to change based on various factors (some of which are beyond the Company’s control). The words “may”, “could”, “should”, “would”, believe”, “anticipate”, “estimate”, “expect”, “intend”, “plan” and similar expressions are intended to identify forward-looking statements. The following factors, among others, could cause the Company’s financial performance or other forward looking statements to differ materially from that expressed in such forward-looking statements: the strength of the United States economy in general and the strength of the local economies in which the Company conducts operations; the effects of, and changes in, trade, monetary and fiscal policies, including interest rate policies of the Board of Governors of the Federal Reserve System; inflation; interest rates, market and monetary fluctuations; the timely development of competitive new products and services by the Company and the acceptance of such products and services by customers; the willingness of customers to substitute competitors’ products and services for the Company’s products and services and vice versa; the impact of changes in financial services’ laws and regulations (including laws concerning taxes, banking, securities and insurance); technological changes; future acquisitions; the expense savings and revenue enhancements from acquisitions being less than expected; the growth and profitability of the Company’s non-interest or fee income being less than expected; the ability to maintain the growth and further development of the Company’s community-based retail branching network; unanticipated regulatory or judicial proceedings (including those regulatory and other approvals necessary to open new stores); changes in consumer spending and saving habits; and the success of the Company at managing the risks involved in the foregoing.

 In addition, with respect to the TD merger, actual results may differ materially from the results anticipated in these forward-looking statements.  The following factors, among others, could cause or contribute to such material differences; the ability to obtain the approval of the merger by the Company’s shareholders; the ability to realize the expected synergies resulting from the merger in the amounts or in the timeframe anticipated; the ability to integrate the Company’s businesses into those of TD Bank Financial Group in a timely and cost-efficient manner; and the ability to obtain governmental approvals of the merger or to satisfy other conditions to the merger on the proposed terms and timeframe.  Additional factors that could cause TD Bank Financial Group’s and the Company’s results to differ materially from those described in the forward-looking statements can be found in the 2006 Annual Report on Form 40-F for The Toronto-Dominion Bank and the 2006 Annual Report on Form 10-K of the Company filed with the SEC and available at the SEC’s Internet site (http://www.sec.gov).

The Company cautions that the foregoing list of important factors is not exclusive.  The Company does not undertake to update any forward-looking statement, whether written or oral, that may be made from time to time by or on behalf of the Company.

The Company cautions that any such forward-looking statements are not guarantees of future performance and involve known and unknown risks, uncertainties and other factors which may cause the Company’s actual results, performance or achievements to differ materially from the future results, performance or achievements the Company has anticipated in such forward-looking statements.  You should note that many factors could affect the Company’s future financial results and could cause those results to differ materially from those expressed or implied in the Company’s forward-looking statements contained in this document.

Additional Information

The proposed merger transaction involving The Toronto-Dominion Bank and the Company will be submitted to the Company’s shareholders for their consideration.  Shareholders are encouraged to read the proxy statement/prospectus regarding the proposed transaction when it becomes available because it will contain important information.  Shareholders will be able to obtain a free copy of the proxy statement/prospectus, as well as other filings containing information about The Toronto-Dominion Bank and the Company, without charge, at the SEC’s Internet site (http://www.sec.gov).  Copies of the proxy statement/prospectus and the filings with the SEC that will be incorporated by reference in the proxy statement/prospectus can also be obtained, when available, without charge, by directing a request to TD Bank Financial Group, 66 Wellington Street West, Toronto, ON M5K 1A2, Attention:  Investor Relations, (416) 308-9030, or to Commerce Bancorp, Inc., Shareholder Relations, 1701 Route 70 East, Cherry Hill, NJ 08034-5400, (856) 751-9000.

The Toronto-Dominion Bank, the Company, their respective directors and executive officers and other persons may be deemed to be participants in the solicitation of proxies in respect of the proposed transaction.  Information regarding The Toronto-Dominion Bank’s directors and executive officers is available in its Annual Report on Form 40-F for the year ended October 31, 2006, which was filed with the SEC on December 11, 2006, and its notice of annual meeting and proxy circular for its most recent annual meeting, which was filed with the SEC on February 23, 2007.  Information regarding the Company’s directors and executive officers is available in the Company’s proxy statement for its most recent annual meeting, which was filed with the SEC on April 13, 2007.  Other information regarding the participants in the proxy solicitation and a description of their direct and indirect interests, by security holdings or otherwise, will be contained in the proxy statement/prospectus and other relevant materials to be filed with the SEC when they become available.